Exhibit 11

OfficeMax Incorporated and Subsidiaries
Computation of Per-Share Income (Loss)

	Three Months Ended June 30		Six Months Ended June 30
	2004 (Restated)	2003	2004 (Restated)	2003
	(thousands, except per-share amounts)

Basic
Income (loss) before cumulative effect of accounting changes	$51,071	$(3,934)	$110,194	$(22,677)
Preferred dividends (a)	(3,168)	(3,287)	(6,534)	(6,553)

Basic income (loss) before cumulative effect of accounting changes	47,903	(7,221)	103,660	(29,230)
Cumulative effect of accounting changes, net of income tax	—	—	—	(8,803)

Basic income (loss)	$47,903	$(7,221)	$103,660	$(38,033)

Average shares used to determine basic income (loss) per common share	86,474	58,300	86,275	58,295

Basic income (loss) per common share before cumulative effect of accounting changes	$0.55	$(0.12)	$1.20	$(0.50)
Cumulative effect of accounting changes, net of income tax	—	—	—	(0.15)

Basic income (loss) per common share	$0.55	$(0.12)	$1.20	$(0.65)

Diluted
Basic income (loss) before cumulative effect of accounting changes	$47,903	$(7,221)	$103,660	$(29,230)
Preferred dividends eliminated	3,168	3,287	6,534	6,553
Supplemental ESOP contribution	(2,869)	(2,995)	(5,932)	(5,931)

Diluted income (loss) before cumulative effect of accounting changes	48,202	(6,929)	104,262	(28,608)
Cumulative effect of accounting changes, net of income tax	—	—	—	(8,803)

Diluted income (loss)	$48,202	$(6,929)	$104,262	$(37,411)

Average shares used to determine basic income (loss) per common share	86,474	58,300	86,275	58,295
Restricted stock, stock options, and other	1,976	185	1,929	180
Series D Convertible Preferred Stock	3,252	3,359	3,281	3,387

Average shares used to determine diluted income (loss) per common share	91,702	61,844	91,485	61,862

Diluted income (loss) per common share before cumulative effect of accounting changes	$0.53	$(0.11)	$1.14	$(0.46)
Cumulative effect of accounting changes, net of income tax	—	—	—	(0.14)

Diluted income (loss) per common share (b)	$0.53	$(0.11)	$1.14	$(0.60)

(a)                                  The dividend attributable to the company’s Series D Convertible Preferred Stock held by the company’s employee stock ownership plan (ESOP) is net of a tax benefit.

(b)                                 For the three and six months ended June 30, 2003, the computation of diluted loss per common share was antidilutive; therefore, amounts reported for basic and diluted loss were the same.